For immediate release:
July 29, 2016

For more information:
David L. Nielsen, CFO, 980.819.6220
investorrelations@community1.com

CommunityOne Bancorp Announces Second Quarter
Net Income of $3.9 Million

Charlotte, NC - CommunityOne Bancorp (“Company”) (NASDAQ: COB), the holding company for CommunityOne Bank, N.A. (“Bank”), today announced its unaudited financial results for the quarter ended June 30, 2016.

•	Net income in 2Q 2016 was $3.9 million ($0.16 per diluted share), an increase of 54% from net income in 2Q 2015.

•	Net interest income grew 9% from 2Q 2015 to $18.3 million. Net interest margin was 3.50% in 2Q 2016, up 12 basis points from 1Q 2016 and 7 basis points from 2Q 2015.

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Credit performance continued to be positive during 2Q 2016, as nonperforming loans fell to 1.0% of total loans. Net charge-offs were $1.0 million in 2Q 2016, and this quarter’s annualized net charge-offs as a percent of average loans held for investment were 27 basis points, compared to 7 basis points in the same period in 2015.

•	Nonperforming assets fell 26% from a year ago to $29.1 million, and were 1.2% of total assets.

•	Noninterest income grew 24% from 2Q 2015 to $5.2 million in 2Q 2016.

•	Noninterest expenses, including merger related expenses of $0.2 million, were $16.8 million in 2Q 2016, down 6% from 2Q 2015. Average full time equivalent employees of 488 fell 12% from 2Q 2015.
“I continue to be pleased with our financial performance this year with second quarter net income of $3.9 million, up 54% over the second quarter of last year. We look forward to completing the merger with Capital Bank Financial once regulatory approval is received,” noted Bob Reid, President and CEO.
About CommunityOne Bancorp
CommunityOne Bancorp is the Charlotte, North Carolina-based bank holding company for CommunityOne Bank, N.A. Founded in 1907 as First National Bank of Asheboro, CommunityOne has grown into a $2.4 billion community bank, operating 45 branches throughout central, southern and western North Carolina, and Loan Production Offices in Raleigh, NC, Winston-Salem, NC, and Charleston, SC. Through its network of branches and LPOs, CommunityOne offers a variety of consumer, mortgage and commercial banking services to retail and business customers, including loans, deposits, treasury management, wealth and online banking. CommunityOne Bancorp's shares are traded on the NASDAQ stock market under the symbol, "COB."
Forward Looking Statements
Information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, and usually can be identified by the use of forward-looking terminology, such as “believes,” “expects,” or “are expected to,” “plans,” “projects,” “goals,” “estimates,” “may,” “should,” “could,” “would,” “intends to,” “outlook” or “anticipates,” or variations of these and similar words, or by discussions of strategies that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, our ability to continue to grow our business internally while controlling our costs; having the financial and management resources in the amount, at the times and on the terms required to support our future business; a material delay or inability to obtain regulatory approval of the merger with Capital Bank and meet the other conditions to the merger; the successful completion of the merger and subsequent integration of the two businesses without material customer disruption or decrease in revenues; the accuracy of our assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of real estate and other assets, which could affect repayment of such borrowers' outstanding loans; material changes in the quality of our loan portfolio and the resulting credit related losses and expenses; the accuracy of our assumptions relating to the establishment of our ALL; adverse changes in the value of real estate in our market areas; adverse changes in the housing markets, or an increase in interest rates, either of which may reduce demand for mortgages; changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity; a prolonged period of low interest rates; declines in the value of our OREO; the accuracy of our assumptions relating to our ability to use net operating loss carryforwards to reduce future tax payments; the loss of one or more members of executive management and our ability to recruit and retain key lenders and other employees, particularly pending the merger with Capital Bank; less favorable general economic conditions, either nationally or regionally; resulting in, among other things, a reduced demand for our credit or other services and thus reduced origination volume; increased competitive pressures in the banking industry or in the Company's markets affecting pricing or product and service offerings; our ability to respond to rapid technological developments and changes; disruptions in or manipulations of our operating systems; information security and cyber security risks impacting us or our vendors, including “hacking” and “identity theft,” that could adversely affect our business and our reputation; the loss or disruption of the services provided by one or more of our critical vendors; our ability to achieve our targeted reductions in costs and expenses; the impact of laws and regulatory requirements, including the Basel III capital rules, Bank Secrecy Act requirements, and regulations required by the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in accounting principles and standards; and our success at managing the risks involved in the foregoing.

Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and in other sections of the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its quarterly reports on Form 10-Q. The forward looking statements in this press release speak only as of the date of the press release and the Company does not assume any obligation to update them after such date.

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